Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in registration statement Nos. 333‑181439, 333‑210227 and 333‑225868 on Form S‑8 and registration statement Nos. 333‑233636 333‑218293 and 333‑226097 on Form S‑3 of TG Therapeutics, Inc. of our report dated March 2, 2020 on our audits of the consolidated financial statements of TG Therapeutics, Inc. and Subsidiaries as of December 31, 2019 and 2018, and for each of the three years in the period ended December 31, 2019, and our report on our audit of internal control over financial reporting of TG Therapeutics, Inc. and Subsidiaries as of December 31, 2019, dated March 2, 2020, included in this Annual Report on Form 10‑K of TG Therapeutics, Inc. and Subsidiaries for the year ended December 31, 2019.

/s/ CohnReznick LLP

New York, New York
March 2, 2020